Exhibit 99.2
GREY WOLF, INC. ANNOUNCES RECEIPT OF UNSOLICITED PROPOSAL FROM PRECISION DRILLING TRUST
HOUSTON, TX
June 10 2008
Grey Wolf, Inc. (AMEX:GW) announced today that on June 8, 2008, it received a letter from the board of trustees of Precision Drilling Trust (NYSE:PDS and TSX:PD.UN) (the “Trust”), making an unsolicited proposal to acquire Grey Wolf. Grey Wolf understands that the Trust is an unincorporated open-ended investment trust established under the laws of the Province of Alberta, Canada and that its Trust units are traded on the Toronto Stock Exchange under the symbol “PD.UN” and on the New York Stock Exchange under the symbol “PDS.” The Trust’s letter states that it proposes to acquire all of the common stock of Grey Wolf for total consideration of USD $9.00 per share on a fully diluted basis, consisting of cash and Trust units at the election of Grey Wolf stockholders, subject to proration so that the cash portion does not exceed 33-1/3% of the equity purchase price. Other terms and conditions of the Trust’s proposal letter include the following:
•	final agreement on a transaction would be conditioned on:
o	negotiation of acceptable legal documentation;

o	satisfactory completion of due diligence;

o	final approval of the transaction by the Grey Wolf board of directors and the Precision board of directors;

o	Grey Wolf stockholder approval, but would not be conditioned on Trust unitholder approval; and

o	regulatory approval under the Hart-Scott-Rodino Act.
•	the Trust states that it expects to maintain Grey Wolf’s principal offices and facilities and to offer opportunities to Grey Wolf employees to have continued roles in the combined company;

•	possible inclusion of Grey Wolf nominees on the board of directors of Precision Drilling Corporation, the administrator of the Trust;

•	possible completion of due diligence and signing of definitive documents within two weeks of the date of the letter; and

•	attached letters from two financial institutions indicating that they were highly confident that they could arrange for or provide financing to the Trust for the proposed acquisition, subject in each case to numerous conditions, some of which were unspecified or were to be met to the satisfaction of the lender; however, each institution indicated that their letter should not be considered a binding commitment to provide such financing.
Due to the recent receipt of the Trust’s letter, Grey Wolf’s board of directors intends to evaluate the Trust’s proposal consistent with its fiduciary duties and Grey Wolf’s obligations with respect to unsolicited third party offers under the merger agreement with Basic Energy Services, Inc. (NYSE:BAS) and Horsepower Holdings, Inc. which remains in effect.
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a fleet of 121 drilling rigs, which will increase to 123 with the addition of two new rigs in 2008.
Forward Looking Statements and Additional Information
This document may include statements herein that are “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included herein that address activities, events or developments that Grey Wolf or Basic Energy Services expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by stockholders and regulatory agencies, the possibility that the anticipated benefits from the proposed mergers cannot be fully realized, the possibility that costs or difficulties related to integration of the two companies will be greater than expected, the impact of competition and other risk factors included in the reports filed with the SEC by Grey Wolf and Basic Energy Services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, neither Grey Wolf nor Basic Energy Services intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed mergers, a registration statement of Horsepower Holdings, Inc. (“Holdings”), which will include proxy statements of Basic Energy Services and Grey Wolf and other materials, will be filed with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND THESE OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BASIC ENERGY SERVICES, GREY WOLF, HOLDINGS AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement and the proxy statement/prospectus when they are available and other documents containing information about Basic Energy Services and Grey Wolf, without charge, at the SEC’s web site at www.sec.gov, Basic Energy Service’s web site at www.basicenergyservices.com, and Grey Wolf’s web site at www.gwdrilling.com. Copies of the registration statement and the proxy statement/prospectus and the SEC filings that will be incorporated by reference therein may also be obtained for free by directing a request to either Investor Relations, Basic Energy Services, Inc., (432) 620-5510 or to Investor Relations, Grey Wolf, Inc., (713) 435-6100.
Participants in the Solicitation
Basic Energy Services and Grey Wolf and their respective directors, officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective stockholders in respect of the mergers. Information about these persons can be found in Grey Wolf’s proxy statement relating to its 2008 annual meetings of stockholders as filed with the SEC on April 8, 2008. Information concerning beneficial ownership of Basic Energy Services stock by its directors and certain of its executive officers is included in its Annual Report on Form 10-K/A filed April 29, 2008 and subsequent statements of changes in beneficial ownership on file with the SEC. Additional information about the interests of such persons in the solicitation of proxies in respect of the merger will be included in the registration statement and the joint proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.
CONTACT: Grey Wolf, Inc.
David Wehlmann, Chief Financial Officer, 713-435-6100
or
DRG&E
Jack Lascar, 713-529-6600
Sheila Stuewe, 713-529-6600
SOURCE: Grey Wolf, Inc.

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